Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ENVIVA HOLDINGS, LP,

ENVIVA PARTNERS, LP,

ENVIVA PARTNERS MERGER SUB, LLC,

and

THE OTHER PARTIES NAMED HEREIN

dated

October 14, 2021

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Section 8.7	Severability	27
Section 8.8	Transaction Costs and Expenses	28
Section 8.9	Rights of Third Parties	28
Section 8.10	Counterparts	28
Section 8.11	Specific Performance	28
Section 8.12	Publicity	28
Section 8.13	Further Assurances	28
Section 8.14	Confidentiality Agreement	29

EXHIBITS

Exhibit A	Definitions	A-1
Exhibit B	Form of Stockholders Agreement	B-1
Exhibit C	Form of Interest Conveyance	C-1
Exhibit D	Form of Revised GP Agreement	D-1
Exhibit E	Form of Revised Partnership Agreement	E-1
Exhibit F	Form of Support Agreement	F-1
Exhibit G	Form of Registration Rights Agreement	G-1
Exhibit H	Form of Amended Holdings Partnership Agreement	H-1

HOLDINGS DISCLOSURE SCHEDULE

Schedule 3.3(b)	Holdings’ Subsidiaries
Schedule 3.4	Holdings’ Approvals and Consents
Schedule 3.5	Legal Proceedings
Schedule 3.6(b)	Benefit Plans
Schedule 3.7	Real Property
Schedule 3.8(a)	Material Contracts
Schedule 3.9	Taxes

LIMITED PARTNER DISCLOSURE SCHEDULES

Schedule 2.5	Consideration; Notice Information
Schedule 4.3	Limited Partner Interests

SCHEDULES

Schedule 6.7	Agreements to be Terminated
Schedule 8.8	Fees and Expenses

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, this “Agreement”), dated as of October 14, 2021, is by and among Enviva Holdings LP, a Delaware limited partnership (“Holdings”), Enviva Partners, LP, a Delaware limited partnership (“EVA”), Enviva Partners Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of EVA (“Merger Sub”), and those limited partners of Holdings party hereto (the “Limited Partners”). Holdings, EVA, Merger Sub, and the Limited Partners are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Enviva Holdings GP, LLC, a Delaware limited liability company, is the general partner of Holdings (“Holdings GP”);

WHEREAS, the Limited Partners collectively own all of the limited partner interests in Holdings;

WHEREAS, Holdings owns all of the limited liability company interests in, and is the sole member of, Enviva MLP Holdco, LLC, a Delaware limited liability company (“MLP Holdco”), and MLP Holdco owns (a) all of the incentive distribution rights representing limited partner interests in EVA (the “IDRs”) which shall be cancelled and eliminated in connection with the Transaction (as defined below) and (b) all of the limited liability company interests in, and is the sole member of, Enviva Partners GP, LLC, a Delaware limited liability company and the general partner of EVA (the “General Partner”);

WHEREAS, prior to the execution of this Agreement, MLP Holdco distributed 7,578,921 EVA Units to Holdings, and Holdings then distributed such EVA Units to certain of its limited partners in accordance with the Holdings Partnership Agreement (as defined below);

WHEREAS, EVA owns all of the limited liability company interests in, and is the sole member of, Merger Sub;

WHEREAS, Merger Sub desires to merge with and into Holdings in accordance with the provisions of this Agreement, the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and the Delaware Limited Liability Company Act (“DLLCA”), whereupon Holdings will continue as the surviving entity and wholly owned subsidiary of EVA (the “Drop Merger”);

WHEREAS, Holdings GP has approved this Agreement and the Merger on behalf of Holdings;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner has (a) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), dated as of October 13, 2021, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Consideration (as defined below) to be paid by EVA pursuant to this Agreement is fair, from a financial point of view, to EVA and the Unaffiliated Common Unitholders (as defined in such opinion), (b) determined in good faith the Transaction, including the Transaction Documents, and the exhibits and schedules thereto, taken as a whole, is in the best interest of, EVA and the unaffiliated holders of EVA Units, and (c) approved this Agreement, the Merger, and the Transaction on behalf of (i) EVA and (ii) EVA, in its capacity as the sole member of Merger Sub; and

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WHEREAS, at the Closing (as defined below), certain of the Limited Partners desire to enter into a Support Agreement (as defined below) with EVA.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1      Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2      Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of and to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(a)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “ordinary course of business” shall mean, with respect to a particular Person, the ordinary course of business of such Person consistent with past practice in all material respects. Unless the context requires otherwise, all references to Laws, contracts, agreements, and instruments refer to such Laws, contracts, agreements, and instruments as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law.

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(b)            The Parties acknowledge each Party and its attorneys have reviewed this Agreement and any rule of construction to the effect any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)            The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(d)            All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(e)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
THE MERGER AND RELATED MATTERS

Section 2.1      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, (a) Merger Sub shall be merged with and into Holdings, (b) the separate limited liability company existence of Merger Sub will cease, and (c) Holdings will continue its existence as a Delaware limited partnership under the DRULPA as the surviving entity in the Merger under the name “Enviva Holdings, LP” (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DLLCA and the DRULPA, as applicable, and the provisions of this Agreement.

Section 2.2      Closing. Subject to the terms and conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) will take place at the offices of Vinson & Elkins L.L.P., 1114 Avenue of the Americas, 32nd Floor, New York, New York 10036, concurrently with the execution and delivery of this Agreement (the date of the Closing, the “Closing Date”). Notwithstanding anything to the contrary in the Transaction Documents, for accounting purposes only, title to, ownership of and control over the Surviving Entity and the Business shall pass to EVA, effective as of 12:01 a.m., Eastern Time, on the Closing Date. On the Closing Date, Holdings shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as may be required by, and in accordance with, the applicable provisions of the DRULPA and the DLLCA. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other time specified in the Certificate of Merger (such time, the “Effective Time”).

Section 2.3      Organizational Documents of Surviving Entity.

(a)            Certificate of Limited Partnership. The certificate of limited partnership of Holdings as in effect immediately prior to the Effective Time shall be the certificate of limited partnership of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.

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(b)            Agreement of Limited Partnership. At the Effective Time and in conjunction with the filing of the Certificate of Merger, the Amended Holdings Partnership Agreement shall be the limited partnership agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 2.4      Effect of Merger on Equity Interests. At the Effective Time, by virtue of the Merger and without the taking of any action on the part of the holders of any equity interests of Merger Sub, Holdings, or any other Person:

(a)            all limited liability company interests in Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into limited partner interests in the Surviving Entity, which shall constitute the only issued and outstanding limited partner interests of the Surviving Entity;

(b)            the issued and outstanding Units (as defined in the Holdings Partnership Agreement) held by each Limited Partner as of immediately prior to the Effective Time shall be converted into the right of such Limited Partner to receive its share of the Consideration set forth in Schedule 2.5 of such Limited Partner’s Disclosure Schedule or as otherwise delivered to such Limited Partner; and

(c)            the General Partner Interests (as defined in the Holdings Partnership Agreement) issued and outstanding as of immediately prior to the Effective Time shall remain outstanding and unchanged and Holdings GP shall continue to serve as the general partner of Holdings.

Section 2.5      The Transaction.

(a)            At the Closing, the Partnership Agreement shall be amended and restated in its entirety by the General Partner (acting pursuant to its authority in Section 13.1(g) and Section 13.1(d)(i) of the Partnership Agreement) in substantially the form attached hereto as Exhibit E (as so amended and restated, the “Revised Partnership Agreement”), to reflect, among other things, the cancellation and elimination of the IDRs.

(b)            At the Closing, the GP Agreement shall be amended and restated in its entirety by MLP Holdco (acting in its capacity as the sole member of the General Partner) in substantially the form attached hereto as Exhibit D (as so amended and restated, the “Revised GP Agreement”), to reflect, among other things, the appointment of the directors of the General Partner by the Riverstone Echo Funds.

(c)            Immediately following the Effective Time, (i) the Riverstone Echo Funds shall cause Riverstone Enviva Holdings to contribute Holdings GP to EVA, in accordance with the instrument of transfer in substantially the form attached hereto as Exhibit C (the “Interest Conveyance”), (ii) Riverstone Enviva Holdings shall cease to be the sole member of Holdings GP, and (iii) EVA shall be admitted as the sole member of Holdings GP.

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Section 2.6      Deliveries at the Effective Time.

(a)            By the Limited Partners. Subject to the terms and conditions of this Agreement, at or prior to the Effective Time, the applicable Limited Partners shall deliver or cause to be delivered to EVA each of the following items:

(i)            in the case of the Riverstone Echo Funds, a counterpart to the Interest Conveyance, duly executed by Riverstone Enviva Holdings;

(ii)            in the case of the Riverstone Echo Funds and the Management Limited Partners, a counterpart to the support agreement in substantially the form attached hereto as Exhibit F (the “Support Agreement”), duly executed by the Riverstone Echo Funds and each Management Limited Partner; and

(iii)            in the case of the Limited Partners, a counterpart to the registration rights agreement in substantially the form attached hereto as Exhibit G (the “Registration Rights Agreement”).

(b)            By EVA. Subject to the terms and conditions of this Agreement, at or prior to the Effective Time, EVA shall deliver or shall cause to be delivered to the applicable Limited Partners each of the following items:

(i)            to each Limited Partner, the applicable number of EVA Units, by issuance of such EVA Units (in book-entry form);

(ii)            to the Riverstone Echo Funds and each Management Limited Partner, a counterpart to the Support Agreement, duly executed by EVA;

(iii)            a counterpart to the Registration Rights Agreement, duly executed by EVA; and

(iv)            to the Riverstone Echo Funds, a counterpart to the stockholders agreement in substantially the form attached hereto as Exhibit B, duly executed by EVA.

(c)            By Holdings. Subject to the terms and conditions of this Agreement, at or prior to the Effective Time, Holdings shall deliver or shall cause to be delivered to EVA, a Withholding Certificate, duly executed by Holdings.

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Article III
REPRESENTATIONS AND WARRANTIES REGARDING
HOLDINGS AND THE HOLDINGS’ SUBSIDIARIES

Holdings hereby represents and warrants to Merger Sub and EVA as of the date hereof as follows, except as otherwise described in the Holdings Disclosure Schedule to any representation or warranty in this Article III:

Section 3.1      Organization.

(a)            Holdings is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Holdings has all requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, the Transaction Documents, including this Agreement.

(b)            Each of the Holdings’ Companies is a limited liability company, limited partnership, corporation, or other legal entity, as applicable, duly formed or incorporated, validly existing, and in good standing (if applicable) under the Laws of its jurisdiction of formation or incorporation. Each of the Holdings’ Companies has all requisite limited liability company, limited partnership, corporate, or other applicable entity power and authority to carry on its business as now being conducted. Each of the Holdings’ Companies is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Business as presently conducted makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 3.2      Authority; Enforceability. The execution and delivery by Holdings of this Agreement and the other Transaction Documents to which it is a party and the performance by Holdings of its obligations hereunder and thereunder have been duly and validly authorized by all necessary limited liability company or limited partnership, as applicable, action. This Agreement and such other Transaction Documents have been duly and validly executed and delivered by Holdings. This Agreement and such other Transaction Documents constitute, the legal, valid, and binding obligations of Holdings, enforceable against Holdings in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 3.3      Title to Interests.

(a)            The Holdings LP Interests together with the Holdings GP Interest represent 100% of the partnership interests of Holdings. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for partnership interests of Holdings issued or granted by Holdings, and there are no agreements of any kind which may obligate Holdings to issue, purchase, redeem, or otherwise acquire any of its partnership interests, except as may be contained in its Organizational Documents.

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(b)            Each Holdings’ Company owns, holds of record, and is the beneficial owner of the equity interests of the Holdings’ Subsidiaries as set forth on Schedule 3.3(b), in each case, free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) the Organizational Documents of the applicable Holdings’ Subsidiary, or (C) applicable securities Laws or (ii) Liens for Taxes that are Permitted Liens. There are no outstanding options, warrants, rights, or other securities convertible into or exchangeable or exercisable for equity interests of any Holdings’ Subsidiary issued or granted by such Holdings’ Subsidiary, and there are no agreements of any kind which may obligate such Holdings’ Subsidiary to issue, purchase, redeem, or otherwise acquire any of its equity interests, except as may be contained in its Organizational Documents. Except for the equity interests set forth on Schedule 3.3(b), none of the Holdings’ Companies owns any equity interest in any Person.

(c)            MLP Holdco owns, holds of record, and is the beneficial owner of 100% of the IDRs, free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) Merger Sub’s Organizational Documents, or (C) applicable securities Laws or (ii) Liens for Taxes that are Permitted Liens.

Section 3.4      No Conflicts; Consents and Approvals. The execution and delivery by Holdings of this Agreement and the other Transaction Documents to which it is a party and the performance by Holdings of its obligations under this Agreement and such other Transaction Documents do not and will not: (a) violate or result in a breach of the Organizational Documents of Holdings or any of the Holdings’ Companies; (b) assuming all required filings, waivers, approvals, consents, authorizations, and notices disclosed in Schedule 3.4 (“Holdings Approvals and Consents”) and other notifications provided in the ordinary course of business have been made, obtained, or given, (i) violate or result in a default in any material respect under any Material Contract to which Holdings or any of the Holdings’ Companies is a party or (ii) violate or result in a breach in any material respect of any Law or order applicable to Holdings or any of the Holdings’ Companies; (c) require any Governmental Authorization applicable to Holdings or any of the Holdings’ Companies, the absence of which would reasonably be expected to have a Material Adverse Effect; or (d) result in the imposition of any Lien (other than Permitted Liens) on the Holdings LP Interests, other than Liens created by or on behalf of Merger Sub or EVA.

Section 3.5      Legal Proceedings. As of the Closing Date, there are no Legal Proceedings pending or, to the knowledge of Holdings, threatened against Holdings or any of the Holdings’ Companies that: (a) challenge the validity or enforceability of the obligations of Holdings under this Agreement or the Transaction Documents to which it is a party, (b) seek to prevent or delay the consummation by Holdings of the transactions contemplated herein or in the other Transaction Documents to which it is a party, or (c) except as set forth on Schedule 3.5, would reasonably be expected to materially and adversely affect any of the Holdings’ Companies. There is no order, judgment, or decree issued or entered by any Governmental Entity imposed upon Holdings or any of the Holdings’ Companies that, in any such case, (i) challenges the validity or enforceability of the obligations of Holdings under this Agreement or the other Transaction Documents to which it is a party, (ii) seeks to prevent or delay the consummation by Holdings of the transactions contemplated herein or in such Transaction Documents, or (iii) would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business or the Holdings’ Companies, taken as a whole.

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Section 3.6      Employees; Employee Plans.

(a)            As of the Closing Date, (i) none of the Subject Employees is employed pursuant to the terms of any collective bargaining agreements or other Contract with a labor union and (ii) no union, to the knowledge of Holdings, is attempting to organize as the exclusive bargaining representative of any Subject Employee. Each Holdings’ Company is, and has been since January 1, 2020, in compliance in all material respects with all applicable Laws relating to labor and employment, including but not limited to wage and hour matters and the payment and withholding of taxes.

(b)            Schedule 3.6(b) contains a list of each material Benefit Plan. With respect to each Benefit Plan listed on Schedule 3.6(b), true and complete copies of the following have been made available to EVA, to the extent applicable: (i) the plan document (including any amendments), (ii) a written description of all material terms for any unwritten Benefit Plan, (iii) the summary plan description and any current summary of material modification, (iv) related trust or funding agreement, (v) the most recent IRS determination letter (or opinion letter, if applicable), (vi) the most recently filed Form 5500, (vii) the most recently completed financial statement, actuarial report and non-discrimination testing results, if applicable, and (viii) all non-routine filings made with any Governmental Entities.

(c)            Since January 1, 2020, all material contributions required to be made under the terms of any of the Benefit Plans as of the Closing Date have been timely made or, if not yet due, have been properly accrued. Each Holdings’ Company has operated and administered each Benefit Plan in material compliance with all applicable laws, including ERISA and the Code.

(d)            No Holdings’ Company nor any ERISA Affiliate has any liability (whether absolute or contingent) with respect to, and no Benefit Plan is subject to, Title IV of ERISA (including a “multiemployer plan” (as defined in Section 3(37) of ERISA)), Section 302 of ERISA or Section 412 of the Code. No Benefit Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)            Neither the negotiation or execution of this Agreement, nor the consummation of the Transaction would (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due under any Benefit Plan, (ii) materially increase any benefits under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any material payments or other material benefits or give rise to any additional service credits under any Benefit Plan, or (iv) result in any “disqualified individual” receiving payments or benefits characterized as “excess parachute payments” (both terms as defined within Section 280G of the Code).

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Section 3.7         Real Property. Schedule 3.7 contains a complete list of all the real property and interests in real property owned in fee by any of the Holdings’ Companies with a value in excess of $2,000,000. Except as set forth on Schedule 3.7, there are no leases, subleases, or licenses of real property to which any Holdings’ Company is a party or by which it holds a leasehold interest with a value in excess of $2,000,000. The Holdings’ Companies have good and marketable title to each real property described therein and the improvements thereon, free and clear or all Liens other than (a) Permitted Liens and (b) Liens created pursuant to this Agreement.

Section 3.8         Material Contracts.

(a)            Schedule 3.8(a) sets forth all Material Contracts, which to the knowledge of Holdings, represent all of such Contracts other than any such Contracts contemplated to be entered into upon the Effective Time or otherwise referred to herein.

(b)           Each of the Material Contracts (i) is in full force and effect in all material respects and (ii) represents the legal, valid and binding obligation of the Holdings’ Companies (as applicable) and, to the knowledge of Holdings, represents the legal, valid, and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). None of the Holdings’ Companies, or, to the knowledge of Holdings, any other party is in breach of any Material Contract in any material respect, and none of the Holdings’ Companies has received any written notice of termination or breach of any Material Contract.

Section 3.9        Taxes.

(a)            Except as provided in Schedule 3.9, each of the Holdings’ Companies (other than Holdings) is disregarded as an entity separate from Holdings for U.S. federal income tax purposes.

(b)           All Tax Returns that are required to have been filed by, or with respect to, the Holdings’ Companies or any of their respective operations and Assets have been timely and properly filed with the appropriate Taxing Authority, except for such failures to file timely or properly that, individually or in the aggregate, would not reasonably be expected to be material to the Holdings’ Companies, taken as a whole.

(c)           All Taxes that are required to have been paid by or with respect to the Holdings’ Companies or any of their respective operations and Assets, regardless of whether such Taxes were shown on a Tax Return, have been timely and properly paid in full to the appropriate Taxing Authority, except for such failures to pay timely or properly that, individually or in the aggregate, would not reasonably be expected to be material to the Holdings’ Companies taken as a whole.

(d)           There are no Liens (other than Permitted Liens) on any of the Assets of the Holdings’ Companies that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(e)            None of the Holdings’ Companies has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(f)            There are no pending or active audits or legal proceedings regarding any of the Tax Returns described in Section 3.9(b) or any Taxes of or with respect to any of the Holdings’ Companies or any of their respective Assets or, to Holdings’ knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of any of the Holdings’ Companies.

Section 3.10       Environmental Matters.

(a)           To the knowledge of Holdings, the Holdings’ Companies have taken, consistent with past practice, all necessary steps to apply for and/or obtain all material Governmental Authorizations required in all material respects for the Business as presently conducted under all Environmental Laws.

(b)           To the knowledge of Holdings, the Holdings’ Companies will be able to timely obtain all material Governmental Authorizations required in all material respects for the Business as presently conducted under all Environmental Laws.

(c)           The Holdings’ Companies are, and have been since January 1, 2020, in compliance in all material respects with all Environmental Laws.

(d)           None of the Holdings’ Companies are the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Entity under any Environmental Laws requiring remediation or the payment of a fine or penalty, the outcome of which would reasonably be expected to have a Material Adverse Effect.

(e)            None of the Holdings’ Companies are subject to any Legal Proceeding pending or threatened in writing, whether judicial or administrative, nor have they received from any Governmental Entity any written notice, order, request for information, or complaint, regarding noncompliance with or potential liability under any Environmental Law, the outcome of which would reasonably be expected to have a Material Adverse Effect.

(f)            To the knowledge of Holdings, there have been no Releases to property owned by any Holdings’ Company, except for any Release as would not reasonably be expected to result in a liability to any Holdings’ Company under any Environmental Law, the outcome of which would reasonably be expected to have a Material Adverse Effect.

(g)           To the knowledge of Holdings, there has been no exposure of any Person or property to any Hazardous Substances in violation of Environmental Laws by any Holdings’ Company with respect to the Business, except for any such exposure as would not reasonably be expected to result in a liability to any Holdings’ Company under any Environmental Law, the outcome of which would reasonably be expected to have a Material Adverse Effect.

EVA and Merger Sub acknowledge that this Section 3.10 shall be deemed to be the only representations and warranties in this Agreement with respect to Hazardous Substances, Releases, or Environmental Laws (including Governmental Authorizations required under Environmental Laws) or any other matter related to or arising under any Environmental Law.

Section 3.11      Brokerage Arrangements. Neither Holdings nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Merger Sub or EVA to pay any commission, brokerage or “finder’s fee,” or other fee in connection with this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby.

Section 3.12      Data Room.  As of the Closing Date, copies of all Material Contracts and Governmental Authorizations in Holdings’ possession with respect to the Holdings’ Companies have been provided and made accessible to EVA in the online “virtual data room” for “Project Titan” established by Datasite prior to the Closing Date. Within five (5) Business Days after the Closing Date, Holdings shall provide to EVA a true and complete digital copy of the contents of such online “virtual data room” as of the Closing Date.

Section 3.13      Disclaimer.

(a)           Notwithstanding anything to the contrary herein, Holdings does not make any representation or warranty (i) in any provision of this Agreement, the Disclosure Schedules or otherwise, other than those expressly set forth in this Article III, (ii) with respect to any date or period after the Effective Time, or (iii) with respect to EVA, Merger Sub, or any of their Subsidiaries.

(b)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN Article III, THE HOLDINGS INTERESTS, THE HOLDINGS’ COMPANIES, AND THEIR RESPECTIVE ASSETS, ARE BEING PROVIDED, “AS IS, WHERE IS, WITH ALL FAULTS” AND HOLDINGS EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE, OR QUALITY OF THE HOLDINGS INTERESTS, THE HOLDINGS’ COMPANIES, THEIR RESPECTIVE ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF THE HOLDINGS INTERESTS, THE HOLDINGS’ COMPANIES, AND THEIR RESPECTIVE ASSETS. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS Section 3.13 EXPRESSLY SURVIVE THE EFFECTIVE TIME.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE LIMITED PARTNERS

Each Limited Partner, severally and not jointly and severally, hereby represents and warrants to Merger Sub and EVA as of the date hereof as follows, except as otherwise described in such Limited Partner’s Disclosure Schedule to any representation or warranty in this Article IV:

Section 4.1         Organization. If such Limited Partner is a legal entity, such Limited Partner (i) is a limited liability company, limited partnership, corporation, or other legal entity, as applicable, duly formed, validly existing, and in good standing (if applicable) under the Laws of its jurisdiction of formation, (ii) has all requisite limited liability company, limited partnership, corporate, or other applicable entity power and authority to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its business as presently conducted makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a material adverse effect on such Limited Partner’s ability to consummate the Transaction.

Section 4.2         Authority; Enforceability. The execution and delivery by such Limited Partner of this Agreement and the other Transaction Documents to which such Limited Partner is a party and the performance by such Limited Partner of such Limited Partner’s obligations hereunder and thereunder have been duly and validly authorized by all necessary action, including, if such Limited Partner is a legal entity, all necessary limited liability company, limited partnership, corporate, or other applicable entity action. This Agreement and such other Transaction Documents have been duly and validly executed and delivered by such Limited Partner. This Agreement and such other Transaction Documents constitute, the legal, valid, and binding obligations of such Limited Partner, enforceable against such Limited Partner in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3        Title to Interests.

(a)            Such Limited Partner owns, holds of record, and is the beneficial owner of the limited partner interests of Holdings as set forth in Schedule 4.3 of such Limited Partner’s Disclosure Schedule (the “Holdings LP Interests”), free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) Holdings’ Organizational Documents, or (C) applicable securities Laws or (ii) Liens for Taxes or other governmental charges not yet due or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by such Limited Partner.

(b)           Riverstone Enviva Holdings owns, holds of record, and is the beneficial owner of 100% of the limited liability company interests of Holdings GP, free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) Holdings GP’s Organizational Documents, or (C) applicable securities Laws or (ii) Liens for Taxes or other governmental charges not yet due or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by Riverstone Enviva Holdings. There are no outstanding options, warrants, rights, or other securities convertible into or exchangeable or exercisable for limited liability company interests of Holdings GP issued or granted by Holdings GP, and there are no agreements of any kind which may obligate Holdings GP to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in its Organizational Documents. Holdings GP owns, holds of record and is the beneficial owner of the general partner interest in Holdings (the “Holdings GP Interest”), free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) Holdings’ Organizational Documents, or (C) applicable securities Laws or (ii) Liens for Taxes or other governmental charges not yet due or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by Holdings GP. For the avoidance of doubt, the representations and warranties in this Section 4.3(b) are made solely by Riverstone Enviva Holdings.

Section 4.4         No Conflicts; Consents and Approvals. The execution and delivery by such Limited Partner of this Agreement and the other Transaction Documents to which such Limited Partner is a party and the performance by such Limited Partner of such Limited Partner’s obligations under this Agreement and such other Transaction Documents do not and will not: (a) violate or result in a breach of the Organizational Documents of such Limited Partner, if applicable; (b)  (i) violate or result in a default in any material respect under any material Contract to which such Limited Partner is a party, or (ii) violate or result in a breach in any material respect of any Law or order applicable to such Limited Partner, (c) require any Governmental Authorization applicable to such Limited Partner, the absence of which would reasonably be expected to have a material adverse effect on such Limited Partner’s ability to consummate the Transaction, or (d) result in the imposition of any Lien on any Holdings LP Interests or limited liability company interests in Holdings GP held by such Limited Partner, other than Liens created by or on behalf of Merger Sub or EVA.

Section 4.5         Legal Proceedings. As of the Closing Date, there are no Legal Proceedings pending or, to the knowledge of such Limited Partner, threatened against such Limited Partner that (a) challenge the validity or enforceability of the obligations of such Limited Partner under this Agreement or the Transaction Documents to which such Limited Partner is a party, or (b) seek to prevent or delay the consummation by such Limited Partner of the transactions contemplated herein or in the other Transaction Documents to which such Limited Partner is a party. There is no order, judgment, or decree issued or entered by any Governmental Entity imposed upon such Limited Partner that, in any such case, (i) challenges the validity or enforceability of the obligations of such Limited Partner under this Agreement or the other Transaction Documents to which such Limited Partner is a party, or (ii) seeks to prevent or delay the consummation by such Limited Partner of the transactions contemplated herein or in such Transaction Documents.

Section 4.6         Investment Representation. Such Limited Partner is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. Such Limited Partner is receiving the EVA Units to be issued and delivered to it hereunder for its own account with the present intention of holding such EVA Units for investment purposes and not with a view to, or for sale in connection with, any distribution. Such Limited Partner has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in such EVA Units. Such Limited Partner acknowledges that such EVA Units have not been registered under applicable federal and state securities Laws and that such EVA Units may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is registered under applicable federal and state securities Laws or is made pursuant to an exemption from registration under any federal or state securities Laws.

Section 4.7         Brokerage Arrangements. Such Limited Partner has not entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Merger Sub or EVA to pay any commission, brokerage or “finder’s fee,” or other fee in connection with this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby.

Section 4.8         Disclaimer.

(a)            Notwithstanding anything to the contrary herein, such Limited Partner does not make any representation or warranty (i) in any provision of this Agreement, the Disclosure Schedules or otherwise, other than those expressly set forth in this Article IV, (ii) with respect to any date or period after the Effective Time, or (iii) with respect to EVA, Merger Sub, Holdings or any of their respective Subsidiaries, other than those expressly set forth in this Article IV.

(b)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN ARTICLE IV, THE HOLDINGS INTERESTS, THE HOLDINGS’ COMPANIES, AND THEIR RESPECTIVE ASSETS, ARE BEING PROVIDED, “AS IS, WHERE IS, WITH ALL FAULTS” AND SUCH LIMITED PARTNER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE, OR QUALITY OF THE HOLDINGS INTERESTS, THE HOLDINGS’ COMPANIES, THEIR RESPECTIVE ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF THE HOLDINGS INTERESTS, THE HOLDINGS’ COMPANIES, AND THEIR RESPECTIVE ASSETS. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS Section 4.8 EXPRESSLY SURVIVE THE EFFECTIVE TIME.

Article V
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND EVA

Merger Sub and EVA hereby represent and warrant to Holdings as of the date hereof as follows:

Section 5.1         Organization. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. EVA is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2         Authority; Enforceability. The execution and delivery by Merger Sub and EVA of this Agreement and the other Transaction Documents to which it is a party and the performance by Merger Sub and EVA of each of its obligations hereunder and thereunder have been duly and validly authorized by all necessary limited liability company or limited partnership, as applicable, action. The execution and delivery of this Agreement and the other Transaction Documents to which Merger Sub or EVA, as applicable, is a party, and the performance of the obligations of Merger Sub or EVA, as applicable, hereunder and thereunder have been duly and validly approved by the Conflicts Committee and authorized by Merger Sub and EVA. This Agreement and the other Transaction Documents to which Merger Sub or EVA, as applicable, is a party constitute the valid and binding obligations of Merger Sub or EVA, as applicable, enforceable against Merger Sub or EVA, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 5.3         No Conflicts; Consents and Approvals. The execution and delivery by Merger Sub and EVA of this Agreement and the other Transaction Documents to which it is a party and the performance by Merger Sub and EVA of their obligations hereunder and thereunder and the consummation by Merger Sub and EVA of the Transaction do not: (a) violate or result in a breach of the Organizational Documents of Merger Sub or EVA, (b) violate or result in a breach or default under any material Contract to which Merger Sub or EVA is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on Merger Sub’s or EVA’s ability to consummate the Transaction, (c) violate or result in a breach of any Law or order applicable to Merger Sub or EVA, except as would not reasonably be expected to result in a material adverse effect on Merger Sub’s or EVA’s ability to consummate the Transaction, or (d) require any Governmental Authorization, other than, (x) with respect to Governmental Authorization, any filings pursuant to the Exchange Act and listing of the EVA Units on The New York Stock Exchange and (y) in each case, any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Merger Sub’s or EVA’s ability to consummate the Transaction.

Section 5.4         Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Merger Sub or EVA, threatened against Merger Sub or EVA that (a) challenge the validity or enforceability of the obligations of Merger Sub or EVA under this Agreement or the other Transaction Documents to which they are a party or (b) seek to prevent or delay the consummation by Merger Sub or EVA of the transactions contemplated herein or therein.

Section 5.5         Delivery of Fairness Opinion. The Conflicts Committee has received an opinion of the Financial Advisor, dated as of October 13, 2021, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Consideration to be paid by EVA pursuant to this Agreement is fair, from a financial point of view, to EVA and the Unaffiliated Common Unitholders (as defined in such opinion).

Section 5.6         Brokerage Arrangements. Neither EVA, Merger Sub, nor any of their respective Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Holdings or any Limited Partner to pay any commission, brokerage or “finder’s fee,” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 5.7         EVA Units. The EVA Units issued at the Effective Time, if and when issued in consideration for the Transaction, will be duly authorized, validly issued, fully paid (to the extent required by EVA’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in EVA’s Organizational Documents).

Section 5.8         SEC Documents. EVA has timely filed with the United States Securities and Exchange Commission (the “SEC”) all forms, registration statements, reports, schedules, and statements required to be filed by it under the Exchange Act or Securities Act (all such documents filed on or prior to the Closing Date, collectively, the “EVA SEC Documents”). The EVA SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “EVA Financial Statements”), at the time filed (in the case of registration statements, solely on the date of effectiveness) (except to the extent corrected by a subsequently filed EVA SEC Document filed prior to the Closing Date) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The EVA Financial Statements were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end adjustments) in all material respects the consolidated financial position of EVA as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Ernst & Young LLP is an independent registered public accounting firm with respect to EVA and has not resigned or been dismissed as independent registered public accountants of EVA as a result of or in connection with any disagreement with EVA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 5.9         Independent Investigation; Waiver of Other Representations.

(a)           EACH OF EVA AND MERGER SUB HEREBY ACKNOWLEDGES (i) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS, AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY, AND PROSPECTS OF THE HOLDINGS INTERESTS AND THE HOLDINGS’ COMPANIES, (ii) IT HAS BEEN PROVIDED OR GIVEN THE OPPORTUNITY TO ACCESS PERSONNEL, PROPERTIES, PREMISES, AND RECORDS OF THE HOLDINGS INTERESTS AND THE HOLDINGS’ COMPANIES FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION, (iii) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN INVESTMENT IN THE HOLDINGS INTERESTS AND THE HOLDINGS’ COMPANIES, and, (iv) HOLDINGS AND THE LIMITED PARTNERS MAKE NO REPRESENTATION OR WARRANTY IN ANY PROVISION OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES, OR OTHERWISE, OTHER THAN THOSE EXPRESSLY SET FORTH IN Article III (SUBJECT TO Section 3.13) and in article iv (subject to section 4.8).

(b)           EACH OF EVA AND MERGER SUB ACKNOWLEDGES AND AGREES THAT, WITH RESPECT TO THE PROJECTIONS, ESTIMATES, AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION PROVIDED TO EVA AND MERGER SUB, (i) there are uncertainties inherent in attempting to make such projections, estimates, and other forecasts, BUDGETS, and plans, and it is familiar with such uncertainties, and (ii) EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS, AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS, AND PLANS SHALL BE AT ITS SOLE RISK.

Article VI
COVENANTS AND OTHER AGREEMENTS

Section 6.1        Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the Transaction.

Section 6.2        Tax Matters.

(a)           To the extent Transfer Taxes may be due and payable in connection with the Transaction, such Transfer Taxes shall be borne 50% by EVA and 50% by the Limited Partners (severally, in accordance with the portion of the Consideration allocable to each Limited Partner). Riverstone Enviva Holdings and EVA shall reasonably cooperate in obtaining applicable exemptions from, or taking other actions to reduce, Transfer Taxes in accordance with applicable Law.

(b)           For U.S. federal and applicable state and local income tax purposes, the Merger is intended to be treated as a partnership merger under Treasury Regulations Section 1.708-1(c)(3)(i), with EVA as the continuing partnership and Holdings as the terminating partnership. Accordingly, Holdings will be deemed to contribute all of its assets and liabilities to EVA in exchange for EVA Units and, immediately thereafter, distribute such EVA Units to the Limited Partners in a liquidating distribution. EVA shall timely prepare and file (or cause to be timely prepared and filed) the final U.S. federal income tax return (and any applicable state and local income Tax Returns) of Holdings for the short Tax period ending on the Closing Date, in each case, in a manner consistent with the past practices of Holdings unless otherwise required by applicable Law (as determined in good faith consultation with Riverstone Enviva Holdings). Riverstone Enviva Holdings shall have a meaningful opportunity to review and comment on any such Tax Returns, and EVA shall consider in good faith any such comments prior to filing such Tax Return.

(c)            Riverstone Enviva Holdings (or an Affiliate thereof) shall be appointed as the “partnership representative” (as such term is defined in Section 6223 of the Code) for Holdings for any tax period ending on or prior to the Closing Date and shall designate a “designated individual,” if applicable (as defined in Treasury Regulations promulgated under Section 6223 (including, in each case, any similar capacity or role under relevant state or local law)). Riverstone Enviva Holdings shall cause the partnership representative and designated individual (if applicable) to make the election under Section 6226(a) of the Code so that any adjustments to tax (including interest and penalties) arising from a partnership-level adjustment of such a tax period that would otherwise be imposed on Holdings or EVA are borne by the former members of Holdings with respect to such tax period. All reasonable, documented costs and expenses incurred by the partnership representative (or its designated individual) in connection with its duties shall be paid by Holdings.

Section 6.3         EVA Units Listed. EVA will cause to be listed, prior to the Closing or, in any event, as soon as practicable following the Closing, on The New York Stock Exchange, upon official notice of issuance, the EVA Units.

Section 6.4         Certain Insurance and Indemnification Matters.

(a)            Each of EVA and Merger Sub agrees that all rights to indemnification and exculpation existing in favor of the Holdings’ Companies or the General Partner or any present or former director, officer, employee, fiduciary or agent of the Holdings’ Companies or the General Partner, as provided in the respective Organizational Documents of the Holdings’ Companies or the General Partner in each case in effect as of the date of this Agreement (and immediately prior to the Effective Time), shall survive the Effective Time and shall continue in full force and effect for a period of not less than the applicable statute of limitations. Neither EVA nor Merger Sub shall amend, restate, waive or terminate any Organizational Document of the Holdings’ Companies or the General Partner in any manner that would adversely affect the indemnification or exculpation rights of any such present or former director, officer, employee, fiduciary or agent as of immediately prior to the Effective Time.

(b)           Each of EVA and Merger Sub covenants and agrees that, during the period that commences at the Effective Time and ends on the sixth (6th) anniversary of the Effective Time, with respect to each individual who served as a director or officer of any of the Holdings’ Companies or the General Partner at any time prior to the Effective Time (each, a “Covered Person”), EVA and Merger Sub shall cause such Holdings’ Company or the General Partner (A) to continue in effect the current director and officer liability or similar insurance policy or policies, including director and officer liability insurance, that such Holdings’ Company or the General Partner has as of the date of this Agreement, or (B) upon the termination or cancellation of any such policy or policies, (x) to provide director and officer liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (y) to provide a ‘tail’ or runoff policy (covering all claims, whether choate or inchoate, made during such six (6) year period), in each case so that each Covered Person has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Effective Time at least to the same extent (including policy limits, exclusions and scope) as such Covered Person has coverage for such acts, events, occurrences or omissions under the director and officer liability insurance or similar policy maintained by the Holdings’ Companies or the General Partner as of the date of this Agreement.

(c)            In the event that any Holdings’ Company or the General Partner (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or the acquiror of such assets, as the case may be, assume the obligations set forth in this Section 6.4.

Section 6.5         Post-Effective Time Access; Records. From and after the Effective Time, EVA and its Affiliates shall make or cause to be made available to the Riverstone Echo Funds all books, records, Tax Returns and documents of the Holdings’ Companies and the General Partner (and the assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Legal Proceeding, (b) preparing reports to direct or indirect equity owners and Governmental Entities or (c) such other purposes for which access to such documents (or the assistance of employees responsible for such documents) is determined by the Riverstone Echo Funds to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns (including providing the Riverstone Echo Funds with a schedule that sets forth the tax basis and holding period of the EVA Units transferred to it pursuant to this Agreement), pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of the Limited Partners or any of their respective Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of the Holdings’ Companies and the General Partner and the reasonable out-of-pocket expenses of the Holdings’ Companies and the General Partner incurred in connection therewith shall be paid by such Limited Partners. EVA shall cause each Holdings’ Company and the General Partner to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) five (5) years after the Effective Time and (ii) any applicable statutory or regulatory retention period, as the same may be extended.

Section 6.6      Release.

(a)            Except for (i) the obligations of EVA and Merger Sub under this Agreement (including Section 6.4) or any Transaction Document, (ii) the indemnification rights of the Limited Partners set forth in Article VII, (iii) any indemnification rights of a Limited Partner or its Affiliate pursuant to the Acquisition I Merger Agreement or the Echo Blocker Merger Agreement, (iv) any indemnification rights of a Limited Partner pursuant to the Organizational Documents of any of the Holdings’ Companies as in effect immediately prior to the Effective Time, or (v) in the case of fraud, effective as of the Effective Time, each Limited Partner hereby forever fully and irrevocably releases and discharges, Merger Sub, EVA, and their Affiliates, each Holdings’ Company and the General Partner and the respective predecessors, successors and past and present officers, directors, managers, equityholders, employees, agents, and representatives (acting in their capacity as such) of the foregoing (collectively, the “EVA Released Parties”) from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) in each case related to, as applicable, such Limited Partner’s direct or indirect ownership of the Holdings Interests (including the form and amount of the Consideration payable to such Limited Partner pursuant to this Agreement in exchange for such Holdings Interests), such Limited Partner’s ownership of limited liability company interests in Holdings GP, the ownership and/or operation of the Holdings’ Companies, and the assets, business, operations conduct, services, products and/or employees (including former employees) of the Holdings’ Companies (and any predecessors), in each case related to any period of time before the Closing, which such Limited Partner can, shall, or may have against the EVA Released Parties, whether known or unknown, and that now exist or may hereinafter accrue based on matters now known or unknown (collectively, the “EVA Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Legal Proceeding before any Governmental Entity, against any EVA Released Party based upon any EVA Released Claim.

(b)            Except for (i) the indemnification rights of EVA set forth in Article VII, (ii) the obligations of the Limited Partners under this Agreement or any Transaction Document, (iii) any indemnification rights of EVA pursuant to the Acquisition I Merger Agreement or the Echo Blocker Merger Agreement, or (iv) in the case of fraud, effective as of the Effective Time, each of EVA and Merger Sub hereby forever fully and irrevocably releases and discharges each Limited Partner and its Affiliates and the respective predecessors, successors and past and present officers, directors, managers, equityholders, employees, agents, and representatives (acting in their capacity as such) of the foregoing (collectively, the “Holdings Released Parties”), from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) in each case related directly to, as applicable, such Limited Partner’s direct or indirect ownership of any of the Holdings Interests, such Limited Partner’s ownership of limited liability company interests in Holdings GP, the ownership and/or operation of the Holdings’ Companies, and the assets, business, operations conduct, services, products and/or employees (including former employees) of the Holdings’ Companies (and any predecessors), in each case related to any period of time before the Closing, which EVA and Merger Sub can, shall, or may have against such Limited Partner, whether known or unknown, and that now exist or may hereinafter accrue based on matters now known or unknown (collectively, the “Holdings Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Legal Proceeding before any Governmental Entity, against any Holdings Released Party based upon any Holdings Released Claim.

Section 6.7      Agreements to be Terminated. EVA and Holdings shall terminate, or cause to be terminated, each Contract set forth on Schedule 6.7 at or prior to the Closing.

Article VII
INDEMNIFICATION

Section 7.1      Survival. The representations and warranties contained in Article III, Article IV, and Article V shall survive for a period of twelve (12) months following the Closing Date.

Upon the expiration of any representation and warranty that survives the Closing pursuant to this Section 7.1, unless written notice of a claim based on such representation and warranty shall have been delivered to the Indemnifying Party prior to such expiration, no claim may be brought based on the breach of such representation and warranty. The covenants made in this Agreement shall survive the Closing and remain operative and in full force and effect indefinitely or until the latest date permitted by Law.

Section 7.2      Indemnification. From and after the Closing, and subject to this Article VII:

(a)            Each of the Limited Partners, severally and not jointly and severally, shall indemnify, defend and hold harmless EVA, its Affiliates, and its and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “EVA Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all Damages incurred or suffered by any EVA Indemnitee to the extent caused by, resulting from, arising out of, or relating to the breach of any of (i) the representations and warranties (A) made by such Limited Partner pursuant to Article IV or (B) made by Holdings pursuant to Article III (up to such Limited Partner’s Indemnifiable Share (if any) of such Damages in the case of a breach by Holdings), or (ii) the covenants, in each case, of such Limited Partner or Holdings (up to such Limited Partner’s Indemnifiable Share (if any) of such Damages in the case of a breach by Holdings) contained herein; provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1. Claims for indemnification under this Section 7.2(a) may be satisfied by the Limited Partners (x) in cash, or (y) at the election of the applicable Limited Partners, through delivery of EVA securities to EVA (with such securities valued at the 20-day volume weighted average closing price of such EVA security on the principal national securities exchange that such EVA security trades as of the date of the EVA provides notice of such indemnity claim) if at such time a registration statement for the resale of such Limited Partners’ EVA securities is not available or such Limited Partners are otherwise in possession of material non-public information relating to EVA.

(b)            EVA shall indemnify, defend, and hold harmless the Limited Partners, their Affiliates and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “Limited Partner Indemnitees”), to the fullest extent permitted by applicable Law, from and against all Damages incurred by or suffered by any Limited Partner Indemnitee arising out of or relating to (i) the breach of any of (A) the representations and warranties, or (B) the covenants, in each case, of EVA and Merger Sub contained herein; provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1, or (ii) any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against any Limited Partner Indemnitee that pertains to the business or operations of the Holdings’ Companies or the ownership of the Holdings’ Companies, except to the extent of any matters for which the Limited Partners are obligated to indemnify any EVA Indemnitee under Section 7.2(a).

Section 7.3      Conduct of Indemnification Proceedings(a).

(a)            If any Legal Proceeding shall be brought or asserted against any EVA Indemnitee or Limited Partner Indemnitee and such Person is entitled to indemnity hereunder (the “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have adversely prejudiced the Indemnifying Party.

(b)            An Indemnified Party shall have the right to employ separate counsel in any such Legal Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party shall have failed promptly to assume the defense of such Legal Proceeding or (ii) the named parties to any such Legal Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such Legal Proceeding effected without its written consent, which consent shall not be unreasonably withheld. Except for claims related to Taxes, no Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Legal Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Legal Proceeding and does not contain any admission of wrongdoing or illegal conduct.

(c)            All reasonable fees and expenses of the Indemnified Party that are Damages for which the Indemnified Party is entitled to indemnification hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Legal Proceeding in a manner not inconsistent with this Agreement) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days after written notice thereof to the Indemnifying Party; provided, however, the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is judicially determined that such Indemnified Party is not entitled to indemnification for such fees and expenses hereunder.

Section 7.4      Limitations.

(a)            None of the Limited Partners nor EVA shall be required to indemnify any Indemnified Party for any Damages for any breach of a representation or warranty under Section 7.2(a)(i) or Section 7.2(b)(i)(A), as applicable, unless and until the total of all of the Damages properly asserted against such Indemnifying Party under Section 7.2(a)(i) or Section 7.2(b)(i)(A), as applicable, exceeds $7,500,000 (the “Deductible”), at which time the applicable Indemnified Parties shall be entitled to recover the aggregate amount of all Damages in excess of such threshold; provided, however, the aggregate liability of the Limited Partners or EVA for indemnity for any breach of a representation or warranty under Section 7.2(a)(i) or Section 7.2(b)(i)(A), as applicable, or of any covenant pursuant to Section 7.2(a)(ii) or Section 7.2(b)(i)(B), as applicable, shall not exceed $75,000,000 (the “Cap”). Notwithstanding anything in the foregoing to the contrary, the limitations contemplated by this Section 7.4(a) shall not apply to any claims for fraud.

(b)            For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by an EVA Indemnitee, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III (except in the case of the term Material Contract); provided, however, this Section 7.4(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c)            NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE NONE OF THE LIMITED PARTNERS NOR EVA SHALL HAVE ANY LIABILITY TO ANY PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH SUCH INDEMNIFYING PARTY IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER Section 7.2.

(d)            The Limited Partners shall not be liable for indemnification under Section 7.2(a), and the EVA Indemnitees shall have no right to recover any Damages under Section 7.2(a), to the extent EVA or its subsidiaries have been compensated for the Damages claim pursuant to the Support Agreement or otherwise.

(e)            Notwithstanding anything to the contrary in this Article VII, but subject to the limitations set forth in this Section 7.4 (i) no Limited Partner shall be liable for any breach of any representation or warranty made under Article IV by any other Limited Partner or of any covenant by any other Limited Partner and (ii) with respect to a breach of any representation or warranty made under Article III by Holdings or of any covenant of Holdings, (A) no Management Limited Partner shall be liable for any such breach and (B) no Riverstone Echo Fund shall be liable for more than such Limited Partner’s Indemnifiable Share of the Damages for any such breach.

(f)            For purposes of determining whether the Deductible has been met as to (i) the Limited Partners, all damages properly asserted against the Acquisition I Indemnifying Parties under Section 8.2(a)(i) of the Acquisition I Merger Agreement shall be aggregated with the subject Damages hereunder and (ii) as to EVA, all damages properly asserted against EVA under Section 8.2(b)(i)(A) of the Acquisition I Merger Agreement shall be aggregated with the subject Damages hereunder, and, in the case of each of clauses (i) and (ii) shall be treated as if such damages were Damages indemnified under this Agreement.

(g)            For purposes of determining whether the Cap has been met as to (i) the Limited Partners, all damages properly asserted against the Acquisition I Indemnifying Parties under Section 8.2(a) of the Acquisition I Merger Agreement (including, for the avoidance of doubt, for breaches of the covenants in Section 6.3(c)(iii) of the Acquisition I Merger Agreement) shall be aggregated with the subject Damages hereunder and (ii) as to EVA, all damages properly asserted against EVA under Section 8.2(b)(i) of the Acquisition I Merger Agreement shall be aggregated with the subject Damages hereunder, and, in the case of each of clauses (i) and (ii) shall be treated as if such damages were Damages indemnified under this Agreement.

Section 7.5      Exclusive Remedy. The indemnities in Section 7.2 shall survive Closing. The indemnities provided in Section 7.2 and the provisions of Section 8.11 shall, from and after Closing, be the sole and exclusive remedy of EVA and the Limited Partners against one another and their respective Representatives relating to this Agreement and the transactions that are the subject of this Agreement; provided, however, no limitations set forth in this Article VII shall apply to any claim for Damages arising from fraud.

Section 7.6      Tax Treatment of Indemnity Payments. Any payments made pursuant to this Article VII shall be treated as an adjustment to the Consideration for U.S. federal income tax purposes.

Article VIII
GENERAL

Section 8.1      Entire Agreement; Successors and Assigns.

(a)            Except for the other Transaction Documents, this Agreement and, to the extent expressly set forth herein, the Acquisition I Merger Agreement, supersede all prior oral discussions and written agreements among the Parties with respect to the subject matter of this Agreement (except to the extent specifically incorporated by reference herein). This Agreement and, to the extent expressly set forth herein, the Acquisition I Merger Agreement, contain the sole and entire agreement among the Parties with respect to the subject matter hereof and thereof.

(b)            All of the terms, covenants, representations, warranties, and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(c)            Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party.

Section 8.2      Amendments and Waivers. All amendments to this Agreement must be in writing and signed by EVA and each of the Riverstone Echo Funds; provided, however, that any amendment that would materially and adversely affect any Limited Partner, in such Limited Partner’s capacity as a Limited Partner, must also be approved by such adversely affected Limited Partner; provided, further, however, that any amendment that would materially and adversely affect the Limited Partners that, immediately prior to the Effective Time, held Series B Units (as defined in the Holdings Partnership Agreement, and such Limited Partners the “Management Limited Partners”), in their respective capacities as such, may in lieu of the approval of each Management Limited Partner pursuant to the preceding proviso, instead be approved by the Management Limited Partners then holding a majority of the EVA Units held by all Management Limited Partners. EVA and each of the Riverstone Echo Funds, as applicable, may, only by an instrument in writing, waive compliance by any Limited Partner (in the case of a waiver given by EVA) or EVA (in the case of a waiver given by each of the Riverstone Echo Funds) with any term or provision of this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.

Section 8.3      Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands, and other communications to be given hereunder will be in writing and will be deemed given upon (a) confirmed delivery by a reputable overnight carrier or when delivered by hand, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice), (b) actual receipt, (c) the expiration of four (4) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice), or (d) delivery by electronic mail to a Party at the electronic mail address set forth below (or at such other address as such Party shall designate by like notice):

If to Holdings, addressed to:

Enviva Holdings, LP
7272 Wisconsin Avenue
Suite 1800
Bethesda, MD 20814
Attn: General Counsel
Email: william.schmidt@envivabiomass.com

with a copy to, which shall not constitute notice:

Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, New York 10036

Attn:	Caroline Blitzer Phillips
E. Ramey Layne
Email:	cphillips@velaw.com
rlayne@velaw.com

If to the Limited Partners, to the addresses set forth in Schedule 2.5 of such Limited Partner’s Disclosure Schedule.

If to EVA, addressed to:

Enviva Partners, LP

7272 Wisconsin Avenue
Suite 1800
Bethesda, MD 20814
Attn: Chair, Conflicts Committee of the Board of Directors
Email: JohnB@bostonavenue.com

with a copy to, which shall not constitute notice:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112

Attn:	Michael Swidler
Michael Rosenwasser
Email:	michael.swidler@bakerbotts.com;
michael.rosenwasser@bakerbotts.com

Section 8.4      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

Section 8.5      Dispute Resolution; Waiver of Jury Trial.

(a)            Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction and venue of any U.S. federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement or the Transaction, (ii) agrees it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees it will not bring any such suit in any court other than a U.S. federal or state court sitting in the State of Delaware, (iv) irrevocably agrees any such suit (whether at law, in equity, in contract, in tort, or otherwise) shall be heard and determined exclusively in such U.S. federal or state court sitting in the State of Delaware, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware, and (vi) agrees service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 8.3.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES ANY SUCH CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 8.6      Disclosure Schedules. The inclusion of any information (including dollar amounts) in the Holdings Disclosure Schedule or any of the Limited Partner Disclosure Schedules, as applicable, pursuant to this Agreement (collectively, the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant Disclosure Schedules or is material to or within or outside the ordinary course of business of such Party. The information contained in this Agreement, the Exhibits hereto, and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of any Law or breach of contract). The listing (or inclusion of a copy) of a document or other item under one Disclosure Schedule to a representation or warranty made herein shall be deemed adequate to disclose an exception to a separate representation or warranty made herein if it is reasonably clear such document or other item applies to such other representation or warranty made herein. For the avoidance of doubt, all information contained in the Holdings Disclosure Schedule and each of the Limited Partner Disclosure Schedules is subject to Section 3.13 and Section 4.8. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.

Section 8.7      Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under applicable Laws, the remaining provisions hereof will not be affected thereby. In such event, the Parties agree and consent such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

Section 8.8      Transaction Costs and Expenses. Except as otherwise specified in this Agreement (including Schedule 8.8 hereto), (a) EVA will pay or cause to be paid all of the costs, fees, and expenses, if any, incurred by or on behalf of EVA or Merger Sub and (b) the Riverstone Echo Funds will pay or cause to be paid all of the costs, fees, and expenses, if any, incurred by or on behalf of Holdings or the Riverstone Echo Funds, in each case in connection with the Transaction. For the avoidance of doubt, the payment obligations set forth in this Section 8.8 (including Schedule 8.8) are without adjustment to the Consideration.

Section 8.9      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, each of the EVA Released Parties, Holdings Released Parties, and Covered Persons is an express, intended third-party beneficiary of this Agreement.

Section 8.10      Counterparts. This Agreement may be executed by electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered (including by electronic mail exchange of .pdf signature pages) to the other Parties.

Section 8.11      Specific Performance. The Parties agree if any of the provisions of this Agreement required to be performed at or after the Closing were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each Party shall be entitled to specific performance by the other Parties of their respective obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

Section 8.12      Publicity. All press releases or other public communications of any nature whatsoever relating to the Transaction, and the method of the release for publication thereof, shall be subject to the prior consent of EVA and each of the Riverstone Echo Funds, which consent shall not be unreasonably withheld, conditioned, or delayed by any Party; provided, however, nothing herein shall prevent EVA or either of the Riverstone Echo Funds from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange or the SEC after consultation with such other Party as is reasonable under the circumstances.

Section 8.13      Further Assurances. The Parties agree, from time to time after the Effective Time and without any further consideration, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes, and intents of the Transaction Documents. Without limiting the generality of the foregoing, each Party shall from time to time after the Effective Time, execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further instruments of sale, conveyance, transfer, assignment, or delivery and such further consents, certifications, affidavits, and assurances as such other Party may reasonably request to vest in EVA or its designees and their respective successors and assigns all right, title and interest in the Holdings LP Interests and the Business, or otherwise to consummate and make effective the transactions contemplated by the Transaction Documents upon the terms and conditions set forth herein. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.

Section 8.14      Confidentiality Agreement. At the Closing, the confidentiality agreement dated September 15, 2021 by and between Holdings and EVA shall automatically terminate and be of no further force or effect without further action of Holdings, EVA, or any other Person.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

HOLDINGS:

ENVIVA HOLDINGS, LP

By:	Enviva Holdings GP, LLC, as its sole general partner

By:	/s/ William H. Schmidt, Jr.

Name:	William H. Schmidt, Jr.

Title:	Executive Vice President, Corporate Development and General Counsel

[Signature Page to Agreement and Plan of Merger]

EVA:

ENVIVA PARTNERS, LP

By:	Enviva Partners GP, LLC, as its sole general partner

By:	/s/ Shai S. Even

Name:	Shai S. Even

Title:	Executive Vice President and Chief Financial Officer

MERGER SUB:

ENVIVA PARTNERS MERGER SUB, LLC

By:	/s/ Shai S. Even

Name:	Shai S. Even

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

LIMITED PARTNERS:

RIVERSTONE ECHO CONTINUATION HOLDINGS, L.P.

By:	Riverstone ECF GP, LLC, its general partner

By:	/s/ Peter Haskopoulos

Name:	Peter Haskopoulos

Title:	Managing Director

RIVERSTONE ECHO ROLLOVER HOLDINGS, L.P.

By:	Riverstone Echo Rollover GP, LLC, its general partner

By:	/s/ Peter Haskopoulos

Name:	Peter Haskopoulos

Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

/s/ John K. Keppler
John K. Keppler

/s/ Thomas Meth
Thomas Meth

/s/ William H. Schmidt, Jr.
William H. Schmidt, Jr.

/s/ Shai S. Even
Shai S. Even

/s/ Edward R. Smith
Edward R. Smith

/s/ Yanina A. Kravtsova
Yanina A. Kravtsova

/s/ Joseph N. Lane
Joseph N. Lane

/s/ Norbert A. Hintz
Norbert A. Hintz

/s/ John-Paul D. Taylor
John-Paul D. Taylor

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Definitions

“Acquisition I Indemnifying Parties” means the Riverstone Echo Funds.

“Acquisition I Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among Enviva Cottondale Acquisition I, LLC, EVA, Enviva, Inc. Merger Sub, LLC, and the Riverstone Echo Funds.

“Affiliate” means with respect to a Person, any other Person controlling, controlled by, or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by,” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this definition to the contrary, for the purposes of this Agreement, (a) (i) prior to the Effective Time, none of EVA, Merger Sub, or any of their respective Subsidiaries shall be considered to be an Affiliate of any Holdings’ Company and (ii) from and after the Effective Time, each of the Holdings’ Companies shall be considered to be an Affiliate of EVA; and (b) other than with respect to the Holdings’ Companies as described in clause (a), none of Merger Sub, EVA, and their respective Subsidiaries, on the one hand, and the Limited Partners and Holdings and its Subsidiaries (excluding Merger Sub, EVA, and their respective Subsidiaries), on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the preamble.

“Amended Holdings Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Holdings, dated as of the Execution Date, in substantially the form attached hereto as Exhibit H.

“Assets” of any Person means all assets and properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, and wherever situated), including the related goodwill, which assets and properties are operated, owned, or leased by such Person.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, any other benefit plan or arrangement (whether or not subject to ERISA), and any disability, death benefit, group insurance, hospitalization, medical, dental, life or other employee benefit, personnel policy, fringe benefit, vacation or paid-time off, profit sharing, deferred compensation, supplemental income, bonus, commission, phantom equity, equity appreciation right, equity option, equity purchase, retention, employment, consulting, change in control, severance, termination or incentive compensation plan, policy, agreement, arrangement, program, practice or understanding (whether or not written) with respect to employees, directors, or individual service providers or consultants of a Holdings’ Company, or with respect to which any Holdings’ Company has any current or contingent liability.

“Business” means the businesses of the Holdings’ Companies as conducted as of the Effective Time and the activities incidental thereto.

“Business Day” means any day other than Saturday, Sunday, or holiday on which banks are generally open for business in New York City; provided, however, banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Cap” has the meaning set forth in Section 7.4(a).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, or any amending or superseding tax Laws of the United States of America.

“Conflicts Committee” has the meaning set forth in the recitals.

“Consideration” means 16.0 million EVA Units.

“Contract” means any agreement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement, or other contract, entered into by a Person or by which a Person or any of its Assets are bound.

“Covered Person” has the meaning set forth in Section 6.4(b).

“Damages” means any and all debts, losses, liabilities, duties, Taxes, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Legal Proceeding), costs, and reasonable expenses, including any reasonable attorneys’ fees, and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Legal Proceeding, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known, or unknown. For the avoidance of doubt, Damages includes both inter-party damages (i.e., between the Parties) and third-party damages.

“Deductible” has the meaning set forth in Section 7.4(a).

“Disclosure Schedules” has the meaning set forth in Section 8.6.

“DLLCA” has the meaning set forth in the recitals.

“DRULPA” has the meaning set forth in the recitals.

“Echo Blocker Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among Riverstone EC Corp, LLC, Enviva, Inc. Merger Sub, LLC, EVA, and Riverstone Echo Continuation Fund Parallel, L.P.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” means all Laws relating to (i) pollution or protection of human health, the environment or natural resources, (ii) any Release or threatened Release of, or exposure to, Hazardous Substances, (iii) greenhouse gas emissions, or (iv) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or Release of any Hazardous Substances. Without limiting the foregoing, “Environmental Laws” include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq, the Clean Air Act, 42 U.S.C. § 7401 et seq, the Clean Water Act, 33 U.S.C. § 1251 et seq, the Safe Drinking Water Act, 42 U.S.C. § 300f et seq, the Endangered Species Act, § 16 U.S.C. 1531 et seq, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq, the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and other federal, state, and local environmental and health conservation and protection Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any Holdings’ Company, is (or at any relevant time was) treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“EVA” has the meaning set forth in the preamble.

“EVA Financial Statements” has the meaning set forth in Section 5.8.

“EVA Indemnitees” has the meaning set forth in Section 7.2(a).

“EVA Released Claims” has the meaning set forth in Section 6.6(a).

“EVA Released Parties” has the meaning set forth in Section 6.6(a).

“EVA SEC Documents” has the meaning set forth in Section 5.8.

“EVA Units” means common units representing limited partner interests in EVA.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Financial Advisor” has the meaning set forth in the recitals.

“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement or item to which such term refers, applied on a consistent basis during the period involved.

“General Partner” has the meaning set forth in the recitals.

“Governmental Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right, or other consent or approval granted by, or subject to approval by, any Governmental Entity.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau, or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality, or local governmental unit thereof, including any Taxing Authority.

“GP Agreement” means the First Amended and Restated Limited Liability Company Agreement of the General Partner dated May 4, 2015.

“Hazardous Substances” means (i) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated by, or as to which liability may attach under any Environmental Law, including any hazardous substance as such term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act, (ii) radioactive materials, asbestos or asbestos containing materials, per- and poly-fluoroalkyl substances, polychlorinated biphenyls, urea formaldehyde insulation, toxic mold or radon, and (iii) oil as defined in the Oil Pollution Act of 1990, including oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, other refined petroleum hydrocarbon and petroleum products

“Holdings” has the meaning set forth in the preamble.

“Holdings Approvals and Consents” has the meaning set forth in Section 3.4.

“Holdings’ Companies” means, collectively, Holdings, Holdings GP, and each of the Holdings’ Subsidiaries.

“Holdings Disclosure Schedule” means the Disclosure Schedule delivered by Holdings in connection with this Agreement.

“Holdings GP” has the meaning set forth in the recitals.

“Holdings GP Interest” has the meaning set forth in Section 4.3(b).

“Holdings Interests” means the Holdings GP Interest and the Holdings LP Interests.

“Holdings LP Interests” has the meaning set forth in Section 4.3(a).

“Holdings Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Holdings, dated as of July 22, 2020.

“Holdings Released Claims” has the meaning set forth in Section 6.6(b).

“Holdings Released Parties” has the meaning set forth in Section 6.6(b).

“Holdings’ Subsidiary” means each Subsidiary of Holdings or Holdings GP set forth in Schedule 3.3(b); provided, however, that for the avoidance of doubt the Holdings’ Subsidiaries do not include EVA, Merger Sub, or any of their respective Subsidiaries.

“IDRs” has the meaning set forth in the recitals.

“Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (d) all indebtedness of any other Person of the type referred to in clauses (a) to (d) above directly or indirectly guaranteed by such Person or secured by any Assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnifiable Share” means, with respect to (a) Riverstone Echo Continuation Holdings, L.P., 85.35% and (b) Riverstone Echo Rollover Holdings, L.P., 8.45%. For the avoidance of doubt, the Indemnifiable Share of each Management Limited Partner is zero.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Interest Conveyance” has the meaning set forth in Section 2.5(c).

“Laws” means all applicable laws, statutes, rules, regulations, codes, ordinances, variances, judgments, injunctions, orders, and licenses of a Governmental Entity having jurisdiction over the Assets of any Person and the operations thereof.

“Legal Proceeding” means any judicial, administrative, or arbitral action, suit, hearing, inquiry, investigation, or other proceeding (public or private) before any Governmental Entity.

“Lien” means any lien, mortgage, pledge, preferential purchase right, option, security interest, or encumbrance of any nature whatsoever.

“Limited Partner Disclosure Schedule” means, with respect to a Limited Partner, the Disclosure Schedule delivered by such Limited Partner in connection with this Agreement.

“Limited Partner Indemnitees” has the meaning set forth in Section 7.2(b).

“Limited Partners” has the meaning set forth in the preamble and, solely for purposes of Section 2.4 and Section 2.6(b), includes the limited partners of Holdings immediately prior to the Effective Time who are not parties hereto.

“Management Limited Partners” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means a change, effect, event, or occurrence that has a material adverse effect on the Business, properties, financial condition, or results of operations of the Holdings’ Companies taken as a whole (and calculated net of insurance proceeds), or prevents or materially delays the ability of Holdings to consummate the Transaction; provided, however, in no event shall any change, effect, event, or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) compliance with the terms of, or the taking of any action required by, this Agreement or actions or omissions of Holdings or any Limited Partner that Merger Sub or EVA has requested or to which Merger Sub or EVA has expressly consented, or the pendency or announcement of the Transaction, (b) changes or conditions affecting the wood pellet industry (including feedstock pricing, marketing, transportation, terminaling, and trading costs and margins) generally or regionally, to the extent not having a disproportionate adverse effect on the Holdings’ Companies taken as a whole as compared to similarly situated businesses, (c) changes in general economic, capital markets, regulatory, or political conditions in the United States or elsewhere (including interest rate fluctuations), (d) changes in Law, GAAP, regulatory accounting requirements, or interpretations thereof, to the extent not having a disproportionate adverse effect on the Holdings’ Companies taken as a whole as compared to similarly situated businesses, (e) fluctuations in currency exchange rates, (f) acts of war, insurrection, sabotage, or terrorism, (g) the failure of any Holdings’ Company to meet any budgets, projections, forecasts, or predictions of financial performance or estimates of revenue, earnings, cash flow, or cash position, or (h) pandemics or disease outbreaks (including the COVID-19 virus and any mutation of the COVID-19 virus), or any other health crises or public health events, or the worsening of any of the foregoing, in each case to the extent not having a disproportionate adverse effect on the Holdings’ Companies taken as a whole as compared to similarly situated businesses.

“Material Contracts” means each of the following types of Contracts related to the Business (excluding any Benefit Plan), as set forth on Schedule 3.8(a):

(i)            any Contract for Indebtedness for Borrowed Money, except for any that will be cancelled prior to the Effective Time;

(ii)           any Contract involving a remaining commitment to pay capital expenditures in excess of $3,000,000;

(iii)          any Contract (or group of related Contracts with the same Person) for the lease of real or personal property to or from any Person providing for lease payments in excess of $3,000,000 per year;

(iv)          any Contract (other than any Organizational Documents) between any Affiliate of a Holdings’ Company (other than any Holdings’ Company), on the one hand, and any Holdings’ Company, on the other hand, that will survive the Effective Time;

(v)           any Contract that limits the ability of any Holdings’ Company to compete in any line of business or with any Person or in any geographic area during any period of time after the Effective Time;

(vi)          any partnership or joint venture agreement (other than Organizational Documents of Holdings or the Holdings’ Companies);

(vii)         any Contract granting to any Person a right of first refusal, first offer, or right to purchase any of the Holdings’ Companies which right survives the Effective Time (other than any of the Transaction Documents);

(viii)        any Contract for the purchase or sale of wood pellets, biomass or any similar product; and

(ix)           any other Contract (or group of related Contracts with the same Person) not enumerated in this definition, the performance of which by any party thereto involves consideration in excess of $3,000,000 per year, other than Contracts for the purchase of consumable inventory parts and for service and maintenance relating thereto, to the extent entered into in the ordinary course of business.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“MLP Holdco” has the meaning set forth in the recitals.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association, certificate of formation, by-laws, limited liability company agreement, operating agreement, limited partnership agreement, or other governing documents and agreements that establish the legal personality of such Person.

“Parties” and “Party” have the meanings set forth in the preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EVA dated May 4, 2015.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by Holdings or any Holdings’ Company, (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens or capital leases arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the real property of any Holdings’ Company and not violated by the current use and operation of such Holdings’ Company’s real property, (d) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to any Holdings’ Company’s real property that do not materially impair the occupancy or use of such Holdings’ Company’s real property for the purposes for which it is currently used or proposed to be used in connection with any Holdings’ Company’s businesses, (e) public roads and highways, (f) matters that would be disclosed by an inspection or accurate survey of each parcel of real property, (g) all matters disclosed in (i) that certain ALTA Loan Policy of Title Insurance, dated May 21, 2021, under Policy No. AL 01-307- 21-8423 and (ii) that certain Commitment for Title Insurance, dated September 27, 2021, issued by Fidelity National Title Insurance Company, under Commitment/File No. MS 21-8945-P, (h) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (i) purchase money liens and liens securing rental payments under capital lease arrangements, (j) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (k) Liens contained in the Organizational Documents of any Holdings’ Company.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization, or Governmental Entity.

“Registration Rights Agreement” has the meaning set forth in Section 2.6(a)(iii).

“Release” means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of any Hazardous Substances into the environment.

“Revised GP Agreement” has the meaning set forth in Section 2.5(b).

“Revised Partnership Agreement” has the meaning set forth in Section 2.5(a).

“Riverstone Echo Funds” means, collectively, Riverstone Echo Continuation Holdings, L.P., a Delaware limited partnership, and Riverstone Echo Rollover Holdings, L.P., a Delaware limited partnership.

“Riverstone Enviva Holdings” means Riverstone Enviva Holdings GP, LLC, a Delaware limited liability company.

“SEC” has the meaning set forth in Section 5.8.

“Subject Employees” means those individuals who are employees of Enviva Management Company, LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock, general partner interests, limited partner interests, managing member interests or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Support Agreement” has the meaning set forth in Section 2.6(a)(ii).

“Surviving Entity” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means (a) any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, actual or estimated, or other similar charge, including any interest, penalty, or addition thereto or otherwise relating to a Tax Return, whether disputed or not and (b) all liability for the payment of any amounts of the type described in clause (a) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined, or unitary group (or being included (or required to be included) in any Tax Return related thereto).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Transaction” means the consummation of the transactions contemplated by this Agreement.

“Transaction Documents” means this Agreement, the Revised GP Agreement, the Revised Partnership Agreement, the Support Agreement, the Withholding Certificate, the Interest Conveyance, and each other document or instrument delivered by one or more of the Parties in connection with the consummation of the transactions contemplated by this Agreement.

“Transfer Tax” means all sales, use, goods, services, transfer, stamp, recording, and similar Taxes and fees incurred by or on behalf of a Party as a result of the Transaction, as imposed by applicable Law.

“Withholding Certificate” means a correct, complete, and properly executed Internal Revenue Service Form W-9 or other applicable documentation certifying that Holdings is not a foreign person within the meaning of Treasury Regulations Sections 1.1445-2(b) and 1.1446(f)-2(b) or other applicable documentation establishing an exemption from withholding.